EXHIBIT 10.1

SEARS HOLDINGS CORPORATION

CASH AWARD – ADDENDUM TO

RESTRICTED STOCK AWARD AGREEMENT

Date

Name

Title

As of November 13, 2012 (the “Distribution”), Sears Holdings Corporation (the “Company”) distributed, for each whole share of Sears Holdings common stock outstanding as of the close of business on November 1, 2012 (i.e., the “Record Date” for the Distribution), to the holder 0.4283 common shares of Sears Canada Inc. (“Sears Canada Shares”).

Pursuant to action taken by the Company under the Sears Holdings Corporation 2006 Stock Plan (the “Plan”), instead of a distribution of Sears Canada Shares with respect to any unvested shares of restricted stock awarded under the Plan as of the Record Date (“Unvested Restricted Shares”), a cash award (“Cash Award”) has been approved. Based on the Unvested Restricted Shares awarded to you, you are hereby awarded the Cash Award(s) indicated below in lieu of any and all rights you would otherwise have had to Sears Canada Shares (and/or cash in lieu of fractional Sears Canada Shares) with respect to such Unvested Restricted Shares. Any Cash Award is subject to the same vesting requirements and other terms set forth in your Restricted Stock Award Agreement(s) applicable to the Unvested Restricted Shares.

Date of Grant	Unvested Restricted Shares	Cash Right		Vesting Date
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year

OR

Date of Grant	Unvested Restricted Shares	Cash Right(s)		Vesting Date
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year
Month Day, Year	X,XXX	$	XX.XX	Month Day, Year

SEARS HOLDINGS CORPORATION

By:	Dean Carter
Title:	VP, Talent and
Human Capital Services